Magnum Hunter Resources, Inc.
600 E. Las Colinas Blvd., Suite 1100, Irving, TX 75039
Phone (972) 401-0752 Fax (972) 401-3110
Internet Address: http://www.magnumhunter.com
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                                                          FOR IMMEDIATE RELEASE
American Stock Exchange
 Common   -   MHR
 Bonds    -   MHR.B

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                             MAGNUM HUNTER ANNOUNCES
                  $250 MILLION OFFERING OF 10 YEAR SENIOR NOTES


     Irving, Texas, February 28, 2002, Magnum Hunter Resources, Inc. ("Magnum Hunter") announced today that it intends to raise approximately $250 million through a private placement (Rule 144A offering) of senior unsecured notes due 2012 ("Senior Notes"). The offering of the Senior Notes, which are subject to market availability as well as other conditions, will be made by means of an offering memorandum within the United States only to qualified institutional buyers and outside the United States to non-U.S. investors.

     Magnum Hunter intends to use the net proceeds of the Senior Notes offering, together with the proceeds to be received under its new fully underwritten $500 million Senior Bank Credit Facility, (see February 15, 2002 press release) to
(i) refinance the outstanding indebtedness under the respective existing senior credit facilities of both Magnum Hunter and Prize Energy Corporation (AMEX:
PRZ), (ii) to fund the cash component of the consideration in Magnum Hunter's merger with Prize Energy Corporation and (iii) to pay costs and fees associated with the merger. Consummation of the Senior Notes offering is conditioned upon completion of the merger with Prize Energy and the closing of the new Senior Bank Credit Facility anticipated to be on or about March 15, 2002.

     The Senior Notes have not been registered under the Securities Act of 1933 (the "Securities Act") or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the notes and is issued pursuant to Rule 135c of the Securities Act.

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     Magnum  Hunter  Resources,  Inc.  is one of the  nation's  fastest  growing independent exploration and development companies engaged in three principal activities: I the exploration, development and production of crude oil, condensate and natural gas; I the gathering, transmission and marketing of natural gas; and -D the managing and operating of producing oil and natural gas properties for interest owners.

     The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Magnum Hunter Resources, Inc.'s business and prospects, are subject to a number of risks, including volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of the Company to implement its business strategy. These and other risk are described in the Company's reports that are available from the SEC.


             FOR FURTHER INFORMATION CONTACT: MICHAEL P. MCINERNEY,
                        INVESTOR RELATIONS (972) 401-0752